Exhibit 2(g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

TRITON PACIFIC ADVISER, LLC

AND

SOUND POINT CAPITAL MANAGEMENT, L.P.

          THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this 9th day of September, 2013, by and between TRITON PACIFIC ADVISER, LLC, a Delaware limited liability company (the “Adviser”) and SOUND POINT CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the “Sub-Adviser”).

          WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

          WHEREAS, the Adviser has been retained to act as the investment adviser to Triton Pacific Investment Corporation, Inc. (the “BDC”), a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Adviser Agreement dated July 27, 2012 (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A; and

          WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the BDC’s board of directors (the “Board”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

          WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement. More specifically, the Adviser desires to have Sub-Adviser manage a portfolio of floating rate debt securities, CLO securities, and other credit oriented securities (“Syndicated Debt Portfolio”).

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Sub-Adviser

          (a)          Retention of Sub-Adviser. The Adviser hereby employs the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of the Syndicated Debt Portfolio assets of the BDC, subject to the terms set forth herein and subject to the supervision of the Board, upon the terms herein set forth:

                      (i)          in accordance with the investment objective, policies and restrictions that are set forth in the BDC’s Registration Statement on Form N-2 as declared effective by the Securities and Exchange Commission (the “SEC”), as amended or superseded from time to time (the “Registration Statement”); and

                      (ii)         in accordance with applicable federal and state laws, rules and regulations, and the Company’s amended and restated articles of incorporation, as further amended from time to time (“Articles of Incorporation”).

          (b)        Responsibilities of Sub-Adviser. Without limiting the generality of the foregoing, and only with respect to the Syndicated Debt Portfolio, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

                      (i)          determine, in conjunction with the Adviser, the composition and allocation of the BDC’s Syndicated Debt Portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

                      (ii)         identify, evaluate and negotiate the structure of the Syndicated Debt Portfolio investments made by the BDC, including executing transactions on behalf of the BDC;

                      (iii)        separately or in conjunction with the Adviser, conduct due diligence on prospective portfolio companies within the Syndicated Debt Portfolio;

                      (iv)        execute, close, service and monitor the BDC’s Syndicated Debt Portfolio investments;

                      (v)         participate in the fair valuation process for Syndicated Debt Portfolio investments pursuant to valuation policies and procedures to be developed in consultation with an outside valuation firm and to be adopted and approved by the Board or a committee thereof;

                      (vi)        participate in the review of draft public financial statements and registration statements to ensure that the information presented regarding the Sub-Adviser and the Syndicated Debt Portfolio investments is accurate and not misleading;

                      (vii)       from time to time and at such times as are mutually acceptable to the Adviser and the Sub-Adviser, participate in presentations to: (a) broker-dealer road shows; (b) educational forums; (c) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (d) other marketing events and forums to facilitate the BDC’s fund raising efforts;

                      (viii)      as required or otherwise permitted by the Board, attend meetings of, and participate in presentations to, the Board;

                      (ix)        provide the Adviser with such other research and related services relevant to the Syndicated Debt Portfolio as the Adviser may, from time to time, reasonably require for the Adviser to manage the BDC; and

                      (x)         use commercially reasonable efforts to arrange for debt financing with respect to the Syndicated Debt Portfolio on the BDC’s behalf as may be determined necessary by the Adviser, subject to oversight and approval of the Board.

Notwithstanding the foregoing, however, all investment decisions will ultimately be the responsibility of the Adviser. Furthermore, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the BDC, including, but not limited to, administrative, management or other similar services.

          (c)          Power and Authority. To facilitate the Sub-Adviser’s performance of these responsibilities, but subject to the restrictions contained herein, the Adviser, on behalf of the BDC, hereby delegates to the Sub-Adviser, and the Sub-Adviser hereby accepts, the power and authority to act on behalf of the BDC to effectuate investment decisions for the BDC’s Syndicated Debt Portfolio, including the execution and delivery of all documents relating to the BDC’s Syndicated Debt Portfolio investments. If the Sub-Adviser deems it necessary or advisable to make, through a special purpose vehicle, any investment it is permitted hereunder to make on behalf of the BDC, then the Sub-Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make such investment through such special purpose vehicle in accordance with applicable law. The Adviser, on behalf of the BDC, but subject to the restrictions contained herein, also grants to the Sub-Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Sub-Adviser reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement. Nothing in this Agreement shall give the Sub-Adviser the authority to act on behalf of the BDC to effectuate investment decisions other than in connection with the BDC’s Syndicated Debt Portfolio.

          (d)          Acceptance of Duties. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the BDC’s investment objectives, policies and restrictions as set forth in the BDC’s current Registration Statement and Articles of Incorporation; (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i) or (ii) above and shall notify the Sub-Adviser in writing of changes to (iii) above promptly after it becomes aware of such changes. In no event shall the Sub-Adviser be held responsible for failing to comply with any of (i), (ii) or (iii) unless it had previously received the notification in the foregoing sentence.

          (e)          Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the BDC in any way or otherwise be deemed an agent of the Adviser or the BDC.

          (f)          Record Retention. Subject to review by the Adviser and the BDC, the Sub-Adviser shall maintain and keep all books, accounts and other records of the Sub-Adviser that relate to activities performed by the Sub-Adviser hereunder as required under the 1940 Act, the Advisers Act and other applicable law. The Sub-Adviser agrees that all records that it maintains and keeps for the Adviser or the BDC shall at all times remain the property of the Adviser and the BDC, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Adviser or the BDC upon the termination of this Agreement or otherwise on written request by the BDC. The Sub-Adviser further agrees that the records that it maintains and keeps for the Adviser or the BDC shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Sub-Adviser shall have the right to retain copies or originals in accordance with the Sub-Adviser’s document and retention policies and as required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Sub-Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Sub-Adviser, the Adviser or the BDC.

2.	Expenses

          Except as provided below in this Section 2, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the BDC in fulfilling the Sub-Adviser’s obligations hereunder.

          During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes necessary to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates. The Adviser shall cause the Sub-Adviser to be reimbursed by the BDC or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the BDC or the Adviser including, without limitation, expenses related to any securities provided pursuant to Sections 1(b)(vii), (viii), (ix) and (x) of this Agreement, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Section 2 of the Advisory Agreement had such expenses been incurred by the Adviser. The Sub-Adviser shall maintain and supply to the BDC and the Adviser as they may reasonably request, records of all such expenses.

3.	Compensation

          In consideration for the Sub-Adviser’s services hereunder, the Adviser shall pay the Sub-Adviser the fees described below, payable quarterly in arrears (within 5 days of when fees are paid to the Adviser):

          (a)          With respect to any Base Management Fees (as defined in the Advisory Agreement) payable to the Adviser pursuant to the Advisory Agreement, Sub-Adviser shall receive .125% (12.5 basis points) of the average gross assets (including amounts borrowed) of the Syndicated Debt Portfolio managed by Sub-Adviser each quarter (pro-rated if less than one quarter).

          (b)          With respect to any Incentive Fee (as defined in the Advisory Agreement) payable to the Adviser pursuant to the Advisory Agreement (which are calculated on a cumulative basis), Sub-Adviser shall receive one half of the Incentive Fee payable to the Adviser times the quotient of the Incentive Fee generated on the Syndicated Debt Portfolio divided by the aggregate

Incentive Fee payable to the Adviser each quarter (pro-rated if less than one quarter). However, in no event shall such Incentive Fee payable to Sub-Adviser be greater than 100% of the Incentive Fee payable to Adviser.

a.

Example 1: Assuming a quarter’s Incentive Fee on the Syndicated Debt Portfolio is $250,000 and the aggregate Incentive Fee payable to Adviser from the BDC is $750,000, Sub-Adviser shall receive an Incentive Fee of $125,000.

b.

Example 2: Assuming a quarter’s Incentive Fee on the Syndicated Debt Portfolio is $250,000 and the aggregate Incentive Fee payable to Adviser from BDC is $200,000 (due to a $50,000 realized or unrealized loss on the BDC’s private equity portfolio), Sub-Adviser shall receive an Incentive Fee of $125,000.

c.

Example 3: Assuming a quarter’s Incentive Fee on the Syndicated Debt Portfolio is $250,000 and the aggregate Incentive Fee payable to Adviser from BDC is $50,000 (due to a $200,000 realized or unrealized loss on the BDC’s private equity portfolio), Sub-Adviser shall receive an Incentive Fee of $50,000.

d.

Example 4: Assuming a quarter’s Incentive Fee on the Syndicated Debt Portfolio is $0 (or negative) and the aggregate Incentive Fee payable to Adviser from BDC is $500,000, Sub-Adviser shall receive an Incentive Fee of $0.

       In the event that this Agreement is terminated, for purposes of determining fees payable to the Sub-Adviser, the advisory fees payable to the Adviser shall be pro-rated for the quarter of such termination.

4.	Representations and Warranties of the Sub-Adviser

       The Sub-Adviser represents and warrants to the Adviser and the BDC as follows:

          (a)          The Sub-Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration;

          (b)          The Sub-Adviser is a limited partnership duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

          (c)          The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

          (d)          Part 2 of the Sub-Adviser’s most recent Form ADV filed with the U.S. Securities and Exchange Commission pursuant to Section 203(c) of the Advisers Act, previously provided to the Adviser, is a true and complete copy of the form. The Sub-Adviser will promptly provide the Adviser and the BDC with a complete copy of all subsequent amendments to Part 2 of its Form ADV;

          (e)          The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the BDC with a copy of that code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a senior managing director or managing director of the Sub-Adviser shall, upon the Adviser’s written request, certify to the Adviser or the BDC that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no material violations of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Adviser or the BDC, the Sub-Adviser shall permit representatives of the Adviser or the BDC to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics; and

          (f)          The Sub-Adviser shall comply in all material respects with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act.

5.	Broker-Dealer Selection

          The Sub-Adviser is authorized to select the brokers or dealers (collectively “Brokers”) through which to execute the purchases and sales of Syndicated Debt Portfolio securities in portfolio companies. In selecting Brokers, the Sub-Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Adviser receives in connection with activities for the BDC may also be used by the Sub-Adviser for the benefit of other clients and customers of the Sub-Adviser or any of its Affiliates. The Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the BDC to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the BDC’s portfolio, and is consistent with the Sub-Adviser’s duty to seek the best execution on behalf of the BDC. The Sub-Adviser shall promptly communicate to the investment committee of the Adviser and to the officers of the BDC such information relating to portfolio transactions as they may reasonably request. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the BDC, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

6.	Other Activities of the Sub-Adviser

          The services of the Sub-Adviser to the Adviser and the BDC are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the BDC, and nothing in this Agreement shall limit or restrict the right of any officer, director, member (including the owner(s) of such member, and the stockholders, members, partners and affiliates of such owner(s)), employee or affiliate of the Sub-Adviser to engage in any other business or to devote its, his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the BDC’s portfolio companies, subject to applicable law). The Sub-Adviser assumes no responsibility under this Agreement other than to render the services set forth herein.

7.	Liability and Indemnification

          (a)          The duties of the Sub-Adviser shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for any loss arising out of any instrument hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Section 7(a), the term “Sub-Adviser” shall include, without limitation, its affiliates and the Sub-Adviser’s and its affiliates’ respective partners, shareholders, directors, members, principals, officers, employees and other agents of the Sub-Adviser.)

          (b)          The Sub-Adviser shall indemnify the Adviser and the BDC, and their respective affiliates and controlling persons, for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the BDC or their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or material violation of applicable U.S. federal securities laws.

          (c)          The BDC and the Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement, or material violation of applicable U.S. federal securities laws.

          (d)          The BDC and the Adviser, as the case may be, shall be permitted to advance funds to the Sub-Adviser for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

                        (i)          the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Adviser in performing its duties to the BDC;

                        (ii)         the Sub-Adviser provides the BDC with written affirmation of the Sub-Adviser’s good faith belief that the Sub-Adviser has met the standard of conduct necessary for indemnification by the BDC and the Adviser;

                        (iii)        indemnification by the BDC and the Adviser, and the advancement of legal expenses and other costs associated therewith, is not prohibited by applicable law; and

                        (iv)        the Sub-Adviser undertakes in writing to repay the advanced funds to the Adviser or the BDC, together with interest thereon based on LIBOR as of the date the funds were advanced, in cases in which the Sub-Adviser is not found to be entitled to indemnification pursuant to a final, non-appealable decision of a court of competent jurisdiction.

8.	Confidentiality

          (a)          Subject to Section 8(b), each of the Sub-Adviser and the Adviser acknowledge and agree that pursuant to this Agreement, either party may have access to the other party’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledges, represents, and warrants that it will use its best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of its business; provided that such recipients must agree to protect the confidentiality of such information and use such information only for the purposes of providing services to the Sub-Adviser, Adviser and/or the BDC; provided, further, however, this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (ii) which has come to either party from a lawful source not bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, or (iii) disclosures which are required by law, regulatory authority, regulation or legal process.

          (b)          The Adviser agrees that the Sub-Adviser shall have the right to disclose the performance of the BDC to third parties at any time, subject to the prior review and approval of the Adviser.

          (c)          Notwithstanding anything to the contrary herein, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the BDC and

(ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

          (d)          The agreements made by the Sub-Adviser and the Adviser pursuant to this Section 8 shall survive the termination of this Agreement.

9.	Brand Usage

          The Sub-Adviser conducts its investment advisory business under, and owns all rights to, the trademark “Sound Point Capital” and the “Sound Point Capital” design (collectively, the “Brand”). In connection with the BDC’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, the BDC may state in such materials that investment advisory services are being provided by the Sub-Adviser to the BDC under the terms of this Agreement. The Sub-Adviser hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the BDC for the use of the Brand solely as permitted in the foregoing sentence. Prior to using the Brand in any manner, the BDC or the Adviser, as applicable, shall submit all proposed uses to the Sub-Adviser for prior written approval. The Adviser agrees to control the use of such Brand in accordance with the standards and policies as established between the Adviser and the Sub-Adviser. The Sub-Adviser reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment sub-advisory relationship between the Adviser and the Sub-Adviser. The BDC and the Adviser each agree that the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the BDC’s use shall inure solely to the benefit of the Sub-Adviser. Without limiting the foregoing, this license shall have no effect on the BDC’s ownership rights of the works within which the Brand shall be used.

10.	Duration and Termination of Agreement

          (a)          Term and Effectiveness. This Agreement shall become effective as of the date that the BDC meets the minimum offering requirement, as such term is defined in the prospectus contained in the BDC’s Registration Statement on Form N-2 as declared effective by the SEC (the “Effective Date”). This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by the Adviser and the Sub-Adviser.

          (b)          Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the Adviser or the Sub-Adviser. This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), (2) the termination of the Advisory Agreement, or (3) the Adviser determines that this Agreement would violate the terms of the Advisory Agreement. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

          (c)          Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Sections 2 or 3 hereof.

11.	Services Not Exclusive

          Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

12.	Notices

          Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.	Amendments

          This Agreement may be amended by mutual written consent of the parties, subject to the requirements of applicable law.

14.	Governing Law

          Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of California. For so long as the BDC is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of California, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the following courts: (i) for any action initiated by the Adviser, the courts of the State of California in the county of Los Angeles and of the U.S. District Court for the Western Division of the Central District of California; and (ii) for any action initiated by the Sub-Adviser, the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

15.	Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute an agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRITON PACIFIC ADVISER, LLC

By	/s/ Craig Faggen
Craig Faggen, President

SOUND POINT CAPITAL MANAGEMENT, L.P.

By	/s/ Stephen Ketchum
Stephen Ketchum, Managing Partner

EXCLUSIVELY WITH RESPECT TO
SECTION 7 OF THIS AGREEMENT:

TRITON PACIFIC INVESTMENT CORPORATION, INC.

By	/s/ Craig Faggen
Craig Faggen, President

EXHIBIT A

Advisory Agreement